Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

SECOND QUARTER 2023 FINANCIAL RESULTS

•
Revenue was $471.9 million, a 6.5% increase over the prior year
o
Gross margin increased 7.0% to $155.3 million, compared to Q2 2022
•
Net income was $25.6 million, compared to net loss of $473.9 million in the comparable prior year period
o
Adjusted EBITDA was $35.8 million, a sequential increase of 25.6% and a 3.2% decrease as compared to the prior year
•
Full year 2023 revenue guidance raised to a range of $1,850 million to $1,860 million
o
Full year 2023 Adjusted EBITDA guidance raised to a range of $132 million to $135 million

Atlanta, Georgia (August 10, 2023) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and six-month periods ended July 1, 2023.

Jeff Shaner, Chief Executive Officer, commented “Our second quarter results affirm the Aveanna team’s strategy to adapt and transform our businesses as we execute on our key initiatives. Enhanced payor partnerships allow us to further invest in our caregivers and broaden our care to more patients in need. We are delivering high-quality care to our patients at an exceptional value to our government and payor partners. The Aveanna team’s efforts produced solid results, and we are pleased with our early 2023 performance. We are confident in our revised outlook for the remainder of 2023.”

Three-Month Periods Ended July 1, 2023 and July 2, 2022

Revenue was $471.9 million for the three-month period ended July 1, 2023, as compared to $443.0 million for the three-month period ended July 2, 2022, an increase of $29.0 million, or 6.5%. The overall increase in revenue was attributable to a $29.6 million increase in Private Duty Services (“PDS”) segment revenue and a $5.3 million increase in Medical Solutions ("MS") segment revenue, partially offset by a $6.0 million decrease in Home Health & Hospice (“HHH”) segment revenue over the comparable quarter.

Gross margin was $155.3 million, or 32.9% of revenue, for the three months ended July 1, 2023, as compared to $145.0 million, or 32.7% of revenue, for the three months ended July 2, 2022, an increase of $10.2 million, or 7.0%.

Net income was $25.6 million for the second quarter of 2023, as compared to net loss of $473.9 million for the second quarter of 2022, primarily attributable to the absence of a $470.2 million non-cash goodwill impairment charge recorded in the second quarter of 2022. Net income per diluted share was $0.13 for the second quarter of 2023, as compared to net loss per diluted share of $2.56 for the second quarter of 2022. Adjusted net loss per diluted share was $0.02 for the second quarter of 2023, as compared to adjusted net income per diluted share of $0.03 for the second quarter of 2022.

Adjusted EBITDA was $35.8 million, or 7.6% of revenue, for the second quarter of 2023, as compared to $37.0 million, or 8.3% of revenue, for the second quarter of 2022.

Six-Month Periods Ended July 1, 2023 and July 2, 2022

Revenue was $938.4 million for the six-month period ended July 1, 2023, as compared to $893.5 million for the six-month period ended July 2, 2022, an increase of $44.9 million, or 5.0%. The overall increase in revenue was attributable to a $52.4 million increase in the

PDS segment revenue and a $8.9 million increase in the MS segment revenue, partially offset by a $16.5 million decrease in the HHH segment revenue over the comparable quarter.

Gross margin was $299.7 million, or 31.9% of revenue, for the six-month period ended July 1, 2023, as compared to $289.9 million, or 32.4% of revenue, for the six-month period ended July 2, 2022, an increase of $9.9 million, or 3.4%.

Net loss was $6.4 million for the first six months of 2023, as compared to net loss of $448.6 million for the first six months of 2022, primarily attributable to the absence of a $470.2 million. Net loss per diluted share was $0.03 for the first six months of 2023, as compared to net loss per diluted share of $2.43 for the first six months of 2022. Adjusted net loss per diluted share was $0.07 for the first six months of 2023, as compared to adjusted net income per diluted share of $0.07 for the first six months of 2022.

Adjusted EBITDA was $64.3 million, or 6.9% of revenue, for the first six months of 2023, as compared to $74.9 million, or 8.4% of revenue, for the first six months of 2022.

Liquidity, Cash Flow, and Debt

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As of July 1, 2023, we had cash of $28.0 million and incremental borrowing capacity of $15.0 million under our securitization facility. Our revolver was undrawn, with approximately $162.0 million of borrowing capacity and approximately $38.0 million of outstanding letters of credit. On July 31, 2023 we extended the maturity of our Securitization Facility to July 31, 2026.
•
Fiscal year-to-date 2023 net cash used by operating activities was $3.0 million. Free cash flow was negative $9.5 million for year-to-date 2023. See “Non-GAAP Financial Measures - Free cash flow” below.
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As of July 1, 2023 we had bank debt of $1,479.4 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

The leverage maintenance covenants in our revolving credit facility do not become operative unless more than 30% of the total commitment under the revolving credit facility has been utilized, subject to a $15.0 million carve-out for letters of credit. Should the leverage maintenance covenant become operative, maximum allowable first lien leverage would be 7.6x.

Matt Buckhalter, Interim Chief Financial Officer, commented “We are pleased with the Aveanna team's continued progress and execution exemplified by our second-quarter performance. Furthermore, we are delighted to announce the extension of our Securitization Facility's maturity to July, 2026.”

Revised Full Year 2023 Guidance

•
Revenue of between $1,850 million and $1,860 million, updated from prior guidance of revenue of at least $1,840 million

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of between $132 million and $135 million, updated from prior guidance of Adjusted EBITDA of at least $130 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income, Adjusted net income per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax benefit (expense); and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID-19 related costs; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net (loss) income and Adjusted net (loss) income per diluted share

Adjusted net (loss) income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net (loss) income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net (loss) income per diluted share represents adjusted net (loss) income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net (loss) income and Adjusted net (loss) income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, August 10, 2023, at 10:00 a.m. Eastern Time to discuss our second quarter 2023 results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until August 17, 2023, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13738992. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, changes in tax rates, the impact of adverse weather, the impact to our business operations, reimbursements and patient population were the COVID-19 environment to worsen, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2022 fiscal year filed with the Securities and Exchange Commission on March 16, 2023, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 33 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the six-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022
Net cash used in operating activities	$(3,023)	$(29,357)
Net cash used in investing activities	$(6,099)	$(18,456)
Net cash provided by financing activities	$17,917	$34,786
Cash and cash equivalents at beginning of period	$19,217	$30,490
Cash and cash equivalents at end of period	$28,012	$17,463

The following table presents our long-term indebtedness as of July 1, 2023:

(dollars in thousands)
Instrument	Interest Rate	July 1, 2023
2021 Extended Term Loan (1)	S + 3.75%	$904,350
Second Lien Term Loan (1)	S + 7.00%	415,000
Revolving Credit Facility (2)	S + 3.75%	-
Securitization Facility	BSBY + 2.25%	160,000
Total indebtedness		$1,479,350
(1) S = Greater of 0.50% or one-month SOFR, plus a CSA
(2) S = One-month SOFR, plus a CSA

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the six-month periods ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Revenue	$471,945	$442,955	$938,358	$893,489
Cost of revenue, excluding depreciation and amortization	316,690	297,912	638,638	603,620
Branch and regional administrative expenses	91,255	88,998	182,963	177,741
Corporate expenses	26,354	36,202	57,289	72,769
Goodwill impairment	-	470,207	-	470,207
Depreciation and amortization	3,491	6,038	7,532	11,857
Acquisition-related costs	(32)	(22)	38	69
Other operating (income) expense	(3,305)	1	(3,233)	(169)
Operating income (loss)	37,492	(456,381)	55,131	(442,605)
Interest income	113	143	188	205
Interest expense	(37,985)	(22,919)	(73,943)	(45,283)
Other income	25,169	4,926	12,981	41,383
Income (loss) before income taxes	24,789	(474,231)	(5,643)	(446,300)
Income tax benefit (expense)	810	344	(756)	(2,253)
Net income (loss)	$25,599	$(473,887)	$(6,399)	$(448,553)
Net income (loss) per share:
Net income (loss) per share, basic	$0.14	$(2.56)	$(0.03)	$(2.43)
Weighted average shares of common stock outstanding, basic	189,071	184,953	189,063	184,940
Net income (loss) per share, diluted	$0.13	$(2.56)	$(0.03)	$(2.43)
Weighted average shares of common stock outstanding, diluted	189,739	184,953	189,063	184,940

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$471,945	$442,955	$28,990	6.5%
Cost of revenue, excluding depreciation and amortization	316,690	297,912	18,778	6.3%
Gross margin	$155,255	$145,043	$10,212	7.0%
Gross margin percentage	32.9%	32.7%
Branch and regional administrative expenses	91,255	88,998	2,257	2.5%
Field contribution	$64,000	$56,045	$7,955	14.2%
Field contribution margin	13.6%	12.7%
Corporate expenses	$26,354	$36,202	$(9,848)	-27.2%
As a percentage of revenue	5.6%	8.2%
Operating income (loss)	$37,492	$(456,381)	$493,873	108.2%
As a percentage of revenue	7.9%	-103.0%

	For the six-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$938,358	$893,489	$44,869	5.0%
Cost of revenue, excluding depreciation and amortization	638,638	603,620	35,018	5.8%
Gross margin	$299,720	$289,869	$9,851	3.4%
Gross margin percentage	31.9%	32.4%
Branch and regional administrative expenses	182,963	177,741	5,222	2.9%
Field contribution	$116,757	$112,128	$4,629	4.1%
Field contribution margin	12.4%	12.5%
Corporate expenses	$57,289	$72,769	$(15,480)	-21.3%
As a percentage of revenue	6.1%	8.1%
Operating income (loss)	$55,131	$(442,605)	$497,736	112.5%
As a percentage of revenue	5.9%	-49.5%

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$377,668	$348,025	$29,643	8.5%
Cost of revenue, excluding depreciation and amortization	266,170	246,636	19,534	7.9%
Gross margin	$111,498	$101,389	$10,109	10.0%
Gross margin percentage	29.5%	29.1%		0.4%	(4)
Hours	9,865	9,604	261	2.7%
Revenue rate	$38.28	$36.24	$2.04	5.8%	(1)
Cost of revenue rate	$26.98	$25.68	$1.30	5.2%	(2)
Spread rate	$11.30	$10.56	$0.74	7.3%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$55,410	$61,382	$(5,972)	-9.7%
Cost of revenue, excluding depreciation and amortization	28,497	31,797	(3,300)	-10.4%
Gross margin	$26,913	$29,585	$(2,672)	-9.0%
Gross margin percentage	48.6%	48.2%		0.4%	(4)
Home health total admissions (5)	9.9	12.4	(2.5)	-20.2%
Home health episodic admissions (6)	6.8	7.6	(0.8)	-10.5%
Home health total episodes (7)	11.1	12.3	(1.2)	-9.8%
Home health revenue per completed episode (8)	$3,051	$3,004	$47	1.6%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$38,867	$33,548	$5,319	15.9%
Cost of revenue, excluding depreciation and amortization	22,023	19,479	2,544	13.1%
Gross margin	$16,844	$14,069	$2,775	19.7%
Gross margin percentage	43.3%	41.9%		1.4%	(4)
Unique patients served (“UPS”)	85	78	7	9.0%
Revenue rate	$457.26	$430.10	$27.16	6.9%	(1)
Cost of revenue rate	$259.09	$249.73	$9.36	4.1%	(2)
Spread rate	$198.16	$180.37	$17.80	10.7%	(3)

	PDS
	For the six-month periods ended
(dollars and hours in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$750,615	$698,215	$52,400	7.5%
Cost of revenue, excluding depreciation and amortization	534,933	498,510	36,423	7.3%
Gross margin	$215,682	$199,705	$15,977	8.0%
Gross margin percentage	28.7%	28.6%		0.1%	(4)
Hours	19,648	19,216	432	2.2%
Revenue rate	$38.20	$36.34	$1.86	5.3%	(1)
Cost of revenue rate	$27.23	$25.94	$1.29	5.1%	(2)
Spread rate	$10.98	$10.39	$0.59	5.8%	(3)

	HHH
	For the six-month periods ended
(dollars and admissions/episodes in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$111,536	$128,005	$(16,469)	-12.9%
Cost of revenue, excluding depreciation and amortization	59,592	65,965	(6,373)	-9.7%
Gross margin	$51,944	$62,040	$(10,096)	-16.3%
Gross margin percentage	46.6%	48.5%		-1.9%	(4)
Home health total admissions (5)	21.6	26.7	(5.1)	-19.1%
Home health episodic admissions (6)	14.8	16.3	(1.5)	-9.2%
Home health total episodes (7)	23.0	26.1	(3.1)	-11.9%
Home health revenue per completed episode (8)	$3,005	$2,961	$44	1.5%

	MS
	For the six-month periods ended
(dollars and UPS in thousands)	July 1, 2023	July 2, 2022	Change	% Change
Revenue	$76,207	$67,269	$8,938	13.3%
Cost of revenue, excluding depreciation and amortization	44,113	39,145	4,968	12.7%
Gross margin	$32,094	$28,124	$3,970	14.1%
Gross margin percentage	42.1%	41.8%		0.3%	(4)
Unique patients served (“UPS”)	170	156	14	9.0%
Revenue rate	$448.28	$431.21	$17.07	4.3%	(1)
Cost of revenue rate	$259.49	$250.93	$8.56	3.7%	(2)
Spread rate	$188.79	$180.28	$8.51	5.1%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Gross margin	$155,255	$145,043	$299,720	$289,869
Branch and regional administrative expenses	91,255	88,998	182,963	177,741
Field contribution	$64,000	$56,045	$116,757	$112,128
Revenue	$471,945	$442,955	$938,358	$893,489
Field contribution margin	13.6%	12.7%	12.4%	12.5%

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net income (loss)	$25,599	$(473,887)	$(6,399)	$(448,553)
Interest expense, net	37,872	22,776	73,755	45,078
Income tax (benefit) expense	(810)	(344)	756	2,253
Depreciation and amortization	3,491	6,038	7,532	11,857
EBITDA	66,152	(445,417)	75,644	(389,365)
Goodwill, intangible and other long-lived asset impairment	313	470,196	381	470,084
Non-cash share-based compensation	2,586	5,781	5,028	10,596
Interest rate derivatives (1)	(24,667)	(4,845)	(12,745)	(41,028)
Acquisition-related costs (2)	(33)	(22)	37	69
Integration costs (3)	102	6,496	1,235	13,243
Legal costs and settlements associated with acquisition matters (4)	(5,446)	1,470	(5,142)	2,509
COVID-related costs, net of reimbursement (5)	-	915	-	5,087
Restructuring (6)	2,621	-	4,748	-
Other legal matters (7)	(5,000)	-	(5,000)	-
Other system transition costs, professional fees and other (8)	(773)	2,393	150	3,722
Total adjustments	$(30,297)	$482,384	$(11,308)	$464,282
Adjusted EBITDA	$35,855	$36,967	$64,336	$74,917

The following table reconciles net income (loss) to Adjusted net (loss) income and presents Adjusted net (loss) income per diluted share:

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands, except share and per share data)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net income (loss)	$25,599	$(473,887)	$(6,399)	$(448,553)
Income tax (benefit) expense	(810)	(344)	756	2,253
Goodwill, intangible and other long-lived asset impairment	313	470,196	381	470,084
Non-cash share-based compensation	2,586	5,781	5,028	10,596
Interest rate derivatives (1)	(24,667)	(4,845)	(12,745)	(41,028)
Acquisition-related costs (2)	(33)	(22)	37	69
Integration costs (3)	102	6,496	1,235	13,243
Legal costs and settlements associated with acquisition matters (4)	(5,446)	1,470	(5,142)	2,509
COVID-related costs, net of reimbursement (5)	-	915	-	5,087
Restructuring (6)	2,621	-	4,748	-
Other legal matters (7)	(5,000)	-	(5,000)	-
Other system transition costs, professional fees and other (8)	(773)	2,393	150	3,722
Total adjustments	(31,107)	482,040	(10,552)	466,535
Adjusted pre-tax net (loss) income	(5,508)	8,153	(16,951)	17,982
Income tax benefit (expense) on adjusted pre-tax (loss) income (9)	1,377	(2,038)	4,238	(4,496)
Adjusted net (loss) income	$(4,131)	$6,115	$(12,713)	$13,486
Weighted average shares outstanding, diluted	189,739	184,953	189,063	184,940
Adjusted net (loss) income per diluted share (10)	$(0.02)	$0.03	$(0.07)	$0.07

The following footnotes are applicable to tables above that reconcile (i) net income (loss) to EBITDA and Adjusted EBITDA and (ii) net income (loss) to Adjusted net (loss) income.

1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other income.

2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.4 million and $0.8 million for the three and six-month periods ended July 1, 2023, respectively, and $0.6 million and $1.7 million for the three and six-month periods ended July 2, 2022, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $(0.3) million and $0.4 million for the three and six-month periods ended July 1, 2023, respectively, and $5.9 million and $11.5 million for the three and six-month periods ended July 2, 2022, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $0.2 million and $0.3 million for the three and six-month periods ended July 1, 2023, respectively, and $1.3 million and $2.3 million for the three and six-month periods ended July 2, 2022, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction, and (ii) release of reserve of $3.6 million for both the three and six-month periods ended July 1, 2023, related to the settlement of a legal matter resulting from a 2020 acquisition.
5)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers; staffing and retention related incentives to attract and retain caregivers in the midst of the Omicron surge; and other incremental compensation costs; (ii) sick leave for our caregivers required by OSHA's Emergency Temporary Standard, costs required to comply with federal, state and local vaccination mandates and testing requirements, and worker compensation costs for mandated quarantine time; (iii) incremental PPE costs; and (iv) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs.
6)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs for the three and six-month periods ended July 1, 2023, in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.
7)
Represents adjustments to an accrued legal settlement and the related costs and expenses associated with a certain judgment rendered against the Company related to a civil litigation matter in Texas.
8)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing and collection systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $0.7 million for the six-month period ended July 1, 2023, and $1.5 million and $3.1 million for three and six-month periods ended July 2, 2022, respectively, there were no such costs incurred in the three-month period ended July 1, 2023, and (ii) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.7) million and $(0.6) million for the three and six-month periods ended July 1, 2023, respectively, and $0.9 million and $0.6 million for three and six-month periods ended July 2, 2022, respectively.
9)
Derived utilizing a combined statutory rate of 25% for the three and six-month periods ended July 1, 2023, and July 2, 2022, respectively, and applied to the respective adjusted pre-tax (loss) income.
10)
Adjustments used to reconcile net income (loss) per diluted share on a GAAP basis to adjusted net (loss) income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income (loss) to adjusted net (loss) income divided by the weighted-average diluted shares outstanding during the period.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the six-month periods ended
(dollars in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Revenue	$-	$-	$-	$-
Cost of revenue, excluding depreciation and amortization	(4,823)	1,239	(4,678)	5,176
Branch and regional administrative expenses	1,723	2,174	3,364	3,565
Corporate expenses	1,311	13,710	6,184	26,816
Goodwill impairment	-	470,207	-	470,207
Acquisition-related costs	(33)	(22)	37	69
Other operating (income) expense	(3,646)	1	(3,646)	(169)
Other income	(24,829)	(4,925)	(12,569)	(41,382)
Total adjustments	$(30,297)	$482,384	$(11,308)	$464,282

The following table reconciles the net increase (decrease) in cash and cash equivalents to free cash flow:

For the six-month period ended
(dollars in thousands)	July 1, 2023
Net cash used in operating activities	(3,023)
Purchases of property and equipment, and software	(3,421)
Principal payments of term loans	(4,600)
Principal payments of notes payable and financing lease obligations	(5,503)
Settlements with swap counterparties	7,075
Free cash flow	$(9,472)